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                         EXHIBIT 99-1
                                          For Immediate Release
                                                    May 8, 1997

        DETECTION SYSTEMS ACQUIRES UK SECURITY COMPANY
   AND IMPORTANT NEW WIRELESS AND COMMUNICATION TECHNOLOGIES

FAIRPORT, NEW YORK -- Detection Systems, Inc. ("DS" or "the Company") (NASDAQ National Market: DETC) today announced that it has purchased Digital Audio Limited, more commonly known as "DA Systems," from Numerex Corp. (NMRX) in exchange for 226,168 shares of DS common stock valued at $3.9 million. The DS shares are callable, at the Company's option, at $17 per share plus interest at 8.25% until June 30, 1998, and may be put by Numerex to the Company at that price after that date. DA Systems is a leading United Kingdom manufacturer of security system control equipment with annual sales of $10.8 million.

The acquisition provides the Company with an important new in-building wireless radio technology that is believed to be superior to competitive offerings. Security systems incorporating this technology use narrow band transmitters and scanning receivers to send signals within a premise,
eliminating the need for wiring.   The DA Systems product is
approved for Class 6 use in the UK market, which is the highest level security standard for wireless systems. This new technology is also salable throughout Europe. DA Systems currently has a contract for this equipment with the Irish Telephone Company valued at $2 million.

Numerex also licensed the Company to be one of two providers of Subscriber Terminal Units (STU's) in the British market. STU's are derived channel communication devices that transmit alarm signals over the unused bands of standard telephone lines. As a result, STU's can send an alarm signal over a telephone line that is then in use for voice purposes. STU's are the primary method of alarm signal transmission used in the UK.

According to Karl H. Kostusiak, Detection Systems' Chairman and CEO, "The addition of DA Systems' products and distribution channels is expected to accelerate our plans for growth in the UK and Europe. We plan to combine our current UK based DS sales operations with DA Systems. As has been the case with our prior purchases of Radionics (2/96) and Safecom (7/96), the combination of operations is expected to result in significant cost efficiencies."

Detection Systems, Inc. designs, manufactures and markets electronic detection, control, and communication equipment for the electronic protection industry. The Company's product line includes a broad line of security, fire protection, access control and CCTV components and systems. These products are used worldwide by professional installation and service companies to protect life and property in commercial, industrial, institutional, governmental and residential environments.

FOR ADDITIONAL INFORMATION, CONTACT:
                                DS' Investor Relations Counsel:
DETECTION SYSTEMS, INC.                  THE EQUITY GROUP INC.
Frank J. Ryan, Vice President- OR -Linda Latman (212) 836-9609
(716) 421-4225                  Caroline Royall (212) 836-9611
EMail:  FRyan@Detectionsys.com
Website:  www.detectionsys.com